EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

HH - Q2 2006 Hooper Holmes Earnings Conference Call

Event Date/Time: Aug. 10. 2006 / 11:00AM ET

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

CORPORATE PARTICIPANTS

Theresa Kelleher

Financial Dynamics - IR

James Calver

Hooper Holmes - President, CEO

Michael Shea

Hooper Holmes - CFO

CONFERENCE CALL PARTICIPANTS

Andy Speller

AG Edwards - Analyst

Eric Saxon

Suntrust Robinson Humphrey - Analyst

Brad Evans

Heartland Advisors - Analyst

Mitra Ramgopal

Sidoti & Co. - Analyst

Sean McMahon

Kennedy Capital - Analyst

Bryan Kiss

Kettle Hill Partners - Analyst

Julian Allen

150 LLC - Analyst

PRESENTATION

Operator

Welcome to the Hooper Holmes second quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. (Operator Instructions). Today’s conference is being recorded. If you any objections, you may disconnect at this time. Now I’d like to turn the meeting over to Ms. Theresa Kelleher. You may begin.

Theresa Kelleher - Financial Dynamics - IR

Thank you. Good morning everyone and welcome to the Hooper Holmes second-quarter 2006 conference call. If anyone has not received a copy of the release issued yesterday, please call FD at 212-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I like to remind you that to the extent that the Company’s statements or comments represent forward-looking statements, I refer you to the risk factors and other cautionary factors in yesterday’s press release, as well as the Company’s most recent SEC filing. In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be rerecorded or rebroadcast without the Company’s express permission. As you know, participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions.

With us today from management are James Calver, President and Chief Executive Officer and Michael Shea, Chief Financial Officer. James, please go ahead.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes - President, CEO

Thank you, Theresa, and thanks to all of you for joining our second quarter conference calls today. As you know, we’ve provided an update a little over a month ago on our first-quarter call. Our main focus is to complete our strategic review. We continue to make good progress.

As our third-quarter call will contain a full report, today, we’ll keep our prepared remarks brief and remind you of the main areas of focus of the review. Our strategic reveal is focused on improving efficiencies, and thus, our margins. We will do this by stabilizing the business through strong expense management. We will then enhance revenue and prudently invest in selected growth opportunities. Ultimately, we’re rebuilding Hooper Holmes as a more valuable and efficient company capable of delivering innovative solutions that address critical customer needs.

The strategic review process divided the Company into 21 teams, each with specific accountability and responsibility. We also created an independent challenge to [the most] senior managers to direct the work. This process is led by our executive team, shared by me with support from our external consultant, EHS Partners. The initiative will improve our margins and provide a solid foundation for growth. We’ll use return on equity and free cash flow as metrics to measure our success.

I’m pleased to say that we are now approaching the end of this review and I’m very pleased with the direction in which we’re going. The Hooper Holmes we are building will have a cost structure tailored to today’s competitive environment with a strong focus on customers and a bias towards speed and efficiency.

So before handing the call over to Mike, I would like to mention that we recently strengthened our management team with the addition of Burt Wolder. As Chief Marketing Officer, Burt will raise our visibility in the marketplace and deepen employee engagement, two areas that are absolutely fundamental to our future revenue growth. We also announced today that John Remshard, the former Senior Vice President and Chief Financial Officer of WellChoice Empire Blue Cross/Blue Shield has joined our Board of Directors. A little background on John. He was a trusted adviser to the Board and CEO of WellChoice Empire for more than a decade. He led the turnaround of Empire from a bankrupt nonprofit to a highly successful public company with a $6 billion market capitalization. Before joining Empire, John was Vice President in the finance division of CIGNA where he gained extensive experience in health care as well as life and property casualty insurance. We think he will be a terrific director and that his knowledge and experience will help us make the most of our skills in health information in all its forms. I am personally delighted that John has chosen to serve on our Board.

I will now hand over the call to Mike to discuss numbers.

Michael Shea - Hooper Holmes - CFO

Thank you, James, and good morning everyone. Although our second quarter results were well below those achieved in the prior year, we continue to see sequential improvements in several areas, including gross margin, reduced SG&A expenses and 1.5 million of cash generated from operations during the quarter. We certainly believe that these are steps in the right direction, but we have a long way to go.

Now for the detailed numbers. For the three months ended June 30, 2006, revenues decreased 10% to 75.6 million compared to 84.4 million in 2005. We had a net loss of $454,000, or $0.01 per diluted share compared to net income of 3.1 million, or $0.05 per diluted share in 2005. Our second quarter net loss includes a pre-tax charge of approximately $500,000 pertaining to restructuring charges primarily relating to employee severance and branch office closure costs.

As for revenues in the second quarter, our Health Information Division reported a decline to 67.4 million compared to 74.2 million in 2005 due primarily to continued weakness in the Company’s core paramedical exam business. Our Portamedic revenues decreased 10% to 40.6 million compared to 44.9 million in the second quarter of 2005. This decrease is the result of fewer paramedical exams being completed during the quarter primarily attributable to the overall decline in life insurance application activity.

Infolink reported revenues of 8.8 million, an increase of 9% compared to 8.1 million in the second quarter of 2005. Medicals Direct Group, our UK subsidiary, experienced a revenue decline of 15% to 9.5 million compared to 11.2 million in the same period of 2005. The reduction results from a decline in our medical screenings and underwriting revenue. The decline is partially attributable to a weaker UK housing market resulting if fewer life insurance policies which are customarily purchased in conjunction with home mortgages.

Heritage Labs revenues decreased 15% to 4.5 million compared to the same period in 2005 primarily attributable to fewer units being tested. Mid-America Agency Services, or MAAS, revenues decreased 14% to 4 million as a result of a reduction in life insurance applications. Our Claims Evaluation Division reported revenues of 8.2 million, a decline of 20% compared to the 10.2 million reported in the second quarter of 2005. The decrease was primarily the result of continued declines in independent medical exams and peer review activity within our current customer base. Regarding cost of sales as a percentage of consolidated revenues, total cost of sales increased to 75.2% of revenue for the second quarter of ‘06 compared to 71.9% in the prior year quarter.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Within Health Information Division, there was an increased to 75.8% resulting from a decline in revenues without a corresponding adjustment to the applicable cost structure. Cost of sales for the Claims Evaluation Division remained flat at 69.8% compared to the prior year.

As for selling, general and administrative expenses, SG&A on a consolidated basis is up 1.2 million from the second quarter of 2005. The increase is primarily attributable to restructuring charges pertaining to employee severance and branch office closure costs, along with additional IT costs.

Regarding our balance sheet, current assets at June 30, 2006 were 63.2 million, including cash of 4.7 million and no debt outstanding. Accounts receivable totaled 43.2 million with days sales outstanding at June 30 of 51 days. Working capital was approximately 32.2 million at June 30, 2006.

Regarding cash flows, cash provided by operations totaled 1.5 million for the second quarter of 2006. Capital expenditures in the quarter totaled 1.7 million.

Some other statistical information that we typically provide includes total Portamedic units for the second quarter were 580,000 versus 643,000 in the same period of 2005, a decrease of approximately 10%. Our average pricing per paramedical exam decreased approximately 1% for the quarter to $72.38 compared to $73.62 for the same period in ‘05. Heritage Labs for the quarter tested 209,000 units versus 238,000 units in the same 2005 quarter, a decrease of 12%.

In summary, as I noted earlier, we continued to see some positive trends on a sequential basis. However, these trends represent only the very early stages of our turnaround program and we believe there are many additional opportunities for improvement in the upcoming quarters.

With that, I will turn the call back to James.

James Calver - Hooper Holmes - President, CEO

Thank you, Mike. Looking ahead, I see several reasons for optimism. Our core assets are strong and our business units have considerable potential. We have untapped growth opportunities such as Infolink, MAAS (indiscernible) underwriting services and Heritage Labs. We also have strong recognized brands, such as Portamedic with unparalleled geographic coverage that keeps us close to our customers and delivers a critical distribution channel for new offerings in new markets. Our strength lies in the thousands of outstanding examiners, relationship managers and customer representatives who deliver our services every day.

Our formal review will be completed in September and will set the stage for the next phase of recovery over the next 18 months. We plan to share the findings of our review with you in early November on our third-quarter conference call.

Also, we will be looking very diligently at our return on equity to ensure we invest in those businesses that offer the greatest potential return for our shareholders and those that strengthen our market position.

I will conclude by reminding you that 2006 is the year in which we correct past imbalances and prepare for recovery in 2007. We have excellent opportunities to provide outsourced medical services in new markets and to grow our existing businesses.

Now I would like to open up the call up for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Andy Speller, AG Edwards.

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Aug. 10. 2006 / 11:00 AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Andy Speller - AG Edwards - Analyst

Good morning guys. I have a couple of questions. First, I’m interested by a comment in the Q that is says it looks like you’re adding some new business starting in the third quarter on the Portamedic side. I wonder if you could size that for me and kind of give me some trend there?

Michael Shea - Hooper Holmes - CFO

I don’t have the figures exactly in front of me on the sizing of that. There is a couple of engagements; we’re expecting revenues shortly on those. And as far as the overall market, as you’ve seen in the past, we have seen the fewer paramedical exams. That is certainly the return that we’re trying to counter at this point. And, hopefully, with some of these initiatives coming out from our strategic review and other ideas coming across in the revenue enhancement phase that has already started up, we are expecting hopefully some improvement in that area.

James Calver - Hooper Holmes - President, CEO

I think, Andy, with respect to revenue growth, let me put this into some context. When I arrived in January, this was a business that was in precipitous decline, certainly from an operating income and from a revenue point of view. We have certainly put the brakes on that decline, and that was step one. The next step is clearly to improve margin and revenue growth, and we’re on track to do that. So I think that the comments that you see in the Q really reflect that context.

Andy Speller - AG Edwards - Analyst

I really don’t see — I guess the revenue declines kind of broke on paramedic maybe, but are we going to see an acceleration in the back half? I don’t know how big that business is to know whether I should get excited by that comment or not.

James Calver - Hooper Holmes - President, CEO

I think the context is this. From an operating income point of view, the business was in precipitous decline when I arrived on January 16. Step one was very clearly to put the brakes on the precipitous decline in operating income. As Mike said, clearly, the next steps — improve margin, improve revenue growth. As we said I think in our formal remarks, we very clearly have to focus on those two things next. Make no mistake, that was step one, which we are on track to complete.

Andy Speller - AG Edwards - Analyst

Fair enough. As far as being out of I guess compliance with your credit agreement, I guess the first six months you’ve been a pretty big user of operating cash flow really more related to the first quarter than the second quarter. In the back half of the year, I know you guys haven’t been giving guidance, but I’m looking for basically flattish type of operating income, which should be okay in terms of operating cash flow. But I guess how worried should I be that your borrowing capabilities, even though you don’t have or haven’t needed any at this point, is limited over the next three months?

Michael Shea - Hooper Holmes - CFO

Let me comment on that, Andy, and I’m confident we’re not going to have any liquidity issues over the next year. As I indicated on the last call, a lot of that cash drain were special onetime payments, acquisition, prior acquisition payments, paydown of debt in the first quarter. You saw in the second quarter, we only had one really. The decrease in cash is due to one more seller finance debt payment being made. We were actually — at least from operations — we’re cash flow positive for the second quarter. So I’m not concerned about that. I do want point out a couple of other things, and you can see if you look through the Q in detail. We do currently have $5 million of cash in the bank with the $3 million borrowing capability. We are expecting a tax refunds sometime during the fourth quarter. That is going to — that pertains to our 2005 net operating loss and the cash refund pertaining that. That will be significant. And we have not borrowed — I want to point out — we have not borrowed against that facility since the beginning of the year. And as I also stated, the last point is, we are in — far along in our negotiations on putting a long-term credit facility in place and that will be in place before October 10 when our current reservation of rights letter expires.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Andy Speller - AG Edwards - Analyst

Okay. I guess changing gears on Medicals Direct, I’m kind of concerned about the fall off going on over there in the UK. Is this more of an industry sort of issue? I know you guys have a dominant market share over there. So even I guess if it’s industry or specific to you, I mean it’s somewhat troubling. Can you just address what’s going on over there in a little more detail?

James Calver - Hooper Holmes - President, CEO

Certainly Andy. You’re quite right. In the UK, we do have a leadership — leader position — leadership position in almost all of our businesses in the UK. I think it’s fair to say that the UK business, quite different from the U.S. business, is driven very much by the housing activity in the UK. It’s customary in the UK to buy life insurance when you get a mortgage. It’s obviously a very situation than here in the U.S. And so as the UK housing market slows down and the number of mortgages slows down, so too will the Medicals Direct business. And so there’s a couple of actions that we’re taking. First all, building an expense base to match the market conditions; secondly, expanding the sales capabilities for those businesses which are non-housing market dependent.

Andy Speller - AG Edwards - Analyst

Okay, thanks. That’s I’ll had.

Operator

David Lewis, Suntrust Robinson Humphrey.

Eric Saxon - Suntrust Robinson Humphrey - Analyst

Good morning, this is actually Eric Saxon calling for David. David just had to jump off, so excuse me if I ask questions you might have gone over in your comments discussion. But I wanted to ask about where you see unusual expenses tracking in the second half of ‘06. I know you had originally talked about the restructuring charges, the EHS costs spiking up some 3Q ‘06.

Michael Shea - Hooper Holmes - CFO

That’s correct. We do see that third, fourth quarter, you’re absolutely right. We also are going to have some additional seller finance debt payments related to our previously acquired Heritage Labs, and they are certainly disclosed in the 10-Q. Those will amount to approximately 1.4 million in the third quarter and about 1.4 million also in the fourth quarter. That is really it as far as any kind of unusual expenses. Certainly, we will continue with our capital expenditures. And on the other side of the coin, I want to remind you of the significant cash — unusual cash inflow, which will be the income tax refund that we are expecting in the fourth quarter of ‘06.

Eric Saxon - Suntrust Robinson Humphrey - Analyst

Okay and with my last one, with the incentive-based program, I assume that’s on track and that’s starting as well in the third quarter?

James Calver - Hooper Holmes - President, CEO

Yes, it is, Eric. In fact, there’s three patent parts to the incentive program. The first part, part one was to incent through a commission structure our salespeople. That was completed in May. So when I arrived, salespeople were paid base salary only. They are now paid a base salary and have an incentive commission program. Part two was to put in a pay-for-performance program for senior managers in the Company tied specifically to the performance of the Company which would result in an annual cash bonus in addition to that. That program we talked about on the last call. That program is now in place.

Eric Saxon - Suntrust Robinson Humphrey - Analyst

Okay.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes - President, CEO

The third part of it as you might have seen in some recent disclosures was by way of better aligning our senior managers with shareholders. I think it’s fair to say, most members of the senior management team, bar I think two or three exceptions, have not received any share options in two to three years. So the idea is, the options being granted — you really saw the tip of the iceberg by way of officers of the Company in our public disclosures receiving options, but options are being granted to improve morale of the senior management, keep them focused on the Company’s turnaround during the critical months headed.

So, as I said, three parts — incentives for sales, pay-for-performance for the senior management and for the operators in the Company, and the final part we have just recently implemented by way of share options to align employees more to shareholders’ issues.

Eric Saxon - Suntrust Robinson Humphrey - Analyst

All right. That’s I’ll have for now. Thank you.

Operator

(Operator Instructions) Brad Evans, Heartland.

Brad Evans - Heartland Advisors - Analyst

Gentlemen, good morning. On or about what day would you expect to have your strategic review completed?

James Calver - Hooper Holmes - President, CEO

The strategic review will be completed mid-September, which is consistent with the remarks we have made before. To the day, we are right on plan. We started this initiative on May 16, we first talked about it in our first-quarter call, and to the day, we are right on track in terms of completing that in mid-September. As I have said previously, Brad, there’s not a (indiscernible) of a pause between the planning phase and some large amount of time before implementation happens. The day the strategic review finishes is — the very next day is the day we began implementation.

Brad Evans - Heartland Advisors - Analyst

I guess I’m not quite clear as to when you expect to communicate this to shareholders. Were you planning on communicating the results of the plan in early October when you report your third quarter?

James Calver - Hooper Holmes - President, CEO

Yes, that’s right. Our third quarter earnings call is when we will be reporting results, laying out a very specific road map for the month the quarters and years ahead. And we have — in each of the earnings calls, we have — that has always been the time when we would be announcing the results of the review.

Brad Evans - Heartland Advisors - Analyst

If I could just make a suggestion, I think it would be really helpful for you to perhaps have a special conference call sometime in mid to late September before the earnings call to communicate the results of the plan so we could have just a conference call dedicated to that activity, as opposed to having it confused with the third quarter earnings release.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

James Calver - Hooper Holmes - President, CEO

Very good, Brad. Thank you, we will take that advice and thank you for the suggestion.

Brad Evans - Heartland Advisors - Analyst

Can I ask you just generally speaking from a high level in the second half of the year, would you expect to be positive from a cash flow perspective in the back half of the year without giving a specific number?

Michael Shea - Hooper Holmes - CFO

I would have to caveat it with one thing, and that’s going to be the size of the restructuring charge related to the strategic review. Obviously, there could be, as has happened in the past, severance payments involved in the strategic review and it’s to really in the program to start sizing up what that severance cash charge is going to be. There could also be some, as we look at the various offices, if there is a decision to close, the buyout payments related to those. So X-ing those out, hopefully from cash from operations, I’m hopeful it’s similar to what it was this past quarter, but we could have some outflows related to the strategic review in the fourth quarter.

Brad Evans - Heartland Advisors - Analyst

And just one question on Heritage Labs. It just seems like the volume decline there was disproportionate to even the disappointing trends here at Portamedic. Any other color there would be helpful.

James Calver - Hooper Holmes - President, CEO

Yes, Brad, I think I would characterize Heritage as being a high fixed-cost business. So said another way, it’s also a highly leverageable — highly leveraged business. The action that we have already taken is to strengthen the sales force in that business. The business was operating with really a much reduced sales force when I arrived in January and we have strengthened the sales force, which we certainly believe will address revenue in due course.

Brad Evans - Heartland Advisors - Analyst

Okay. I think I asked this question on the last conference call, so I guess I’ll be consistent. When does the blackout period — or when does the window open for insiders to buy stock in the Company?

Michael Shea - Hooper Holmes - CFO

That should open shortly. I believe it’s two days after today, and I believe it remains open for 10 days.

Brad Evans - Heartland Advisors - Analyst

So that would be I guess Monday or Tuesday?

James Calver - Hooper Holmes - President, CEO

That’s correct.

Brad Evans - Heartland Advisors - Analyst

Okay, thanks.

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Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Operator

Mitra Ramgopal, Sidoti.

Mitra Ramgopal - Sidoti & Co. - Analyst

A couple questions. I believe in the second quarter, you initiated a reduction in terms of headcount, closed some Portamedic branch offices, et cetera. If you can give us an update on how far along you are in that process. And given what we saw in the second quarter, I guess we should be looking for most of the cost savings to happen in the second half or going into ‘07?

Michael Shea - Hooper Holmes - CFO

You’re absolutely right. Those actions were completed — the headcount reductions, the closing of the seven offices in the second quarter. We will not have another major initiative on that in that area until the strategic review is completed. And then obviously none of those results are factored into any of the second quarter but that looking at now. So strategic review will yield additional results in that area.

Mitra Ramgopal - Sidoti & Co. - Analyst

Just coming back a little on the Portamedic business, I believe the volume declined about 10%, a little above I think. For industry application activity, it was down about 4.5%. I don’t know if you’re seeing anything a little more specific [to you]. And also, your take in terms of just the continued pressure on pricing, if you see that easing any time soon.

Michael Shea - Hooper Holmes - CFO

We certainly hope to see some easing on the lower revenue per exam. As you can see, that was down about — I guess just only about 1% during the past quarter. So as James has said earlier, we’re starting to see the previous declines start to level off. At this point, it’s still too early to tell on as far as the number of paramedical exams and related revenue. And, again, as mentioned earlier, a large portion of that is going to be dealt and has already started with in the second phase of this program the revenue enhancement phase.

Mitra Ramgopal - Sidoti & Co. - Analyst

Okay. I believe you alluded to I guess in the third and fourth quarters, we might be seeing some more charges, and then that should be pretty much it heading into ‘07?

Michael Shea - Hooper Holmes - CFO

That will be the charges pertaining to Phase I of the strategic review. Certainly, this is going to be a constant — we’re always going to be looking at that, but the major charges are going to be in the third and fourth quarter. And remind you also, at the same time, we’re expecting the tax refund, which should be approximately $5 million.

James Calver - Hooper Holmes - President, CEO

And if I could characterize really the first half of the year as getting a measure of the situation and the second half of the year is getting the business back on track to be predictable. And I think, again, just having just completed this in the first of the year was really to stop the precipitous decline in earnings, which we have done.

Mitra Ramgopal - Sidoti & Co. - Analyst

Okay, thanks.

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Operator

(Operator Instructions). [Sean McMahon], [Kennedy] Capital.

Sean McMahon - Kennedy Capital - Analyst

Hi, guys, I just had two questions. Now that we are kind of in the next quarter, can you talk about the trends you’re seeing in the Portamedic business? Has the bleeding stopped, or should we still expect a decline?

Michael Shea - Hooper Holmes - CFO

I certainly don’t want to forecast anything on that.

Sean McMahon - Kennedy Capital - Analyst

I’m not asking for numbers, I just kind of what you’re kind of seeing out there. Can you give me any kind of color?

Michael Shea - Hooper Holmes - CFO

As I alluded to earlier, the good news that I’m seeing is that we’re starting to see the pricing pressure level off to a degree. We’ve put some programs in place to enhance revenue. Certainly, there’s going to be a lot more coming out after the strategic review, as we’ve talked about earlier. As far as other, actually client requirements, until I see stronger indications of leveling off in that area, Sean, I’m going to — we’ll have a wait-and-see attitude at that point.

James Calver - Hooper Holmes - President, CEO

Sean, the industry is changing. Life insurance is clearly down. I don’t think that’s news to any shareholder. That has been the trend in the industry for really many years now. We are adjusting our sales to focus on more profitable business and increasing the level of personal service to our agents, to agents who are making the buying decisions.

Sean McMahon - Kennedy Capital - Analyst

Can you give me some examples of that? I’m not familiar with it. Or, are you going to wait until the strategic review?

James Calver - Hooper Holmes - President, CEO

I think we’d like to complete the review, and then we’ll give you the overall picture, specific milestones and a financial outlook with some examples.

Sean McMahon - Kennedy Capital - Analyst

Was there any benefit with those new — I guess new areas in this quarter, new revenue enhancement?

Michael Shea - Hooper Holmes - CFO

Not in this — very minimal effect, if any, in this past quarter. Most of that would be future upside revenue.

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Sean McMahon - Kennedy Capital - Analyst

Lastly was on the EHS Partners agreement. When do you expect that to end?

James Calver - Hooper Holmes - President, CEO

The EHS Partner agreement will really finish around the middle of September. They will certainly remain engaged, but in a much less intense way during the implementation phase. But the intense day-to-day interaction which we described to you as being a 16-week exercise culminating in the middle of September, that intense day-to-day interactions finishes. They will remain engaged during the implementation phase, but on a reduced basis. And as I think as we have said before, the payments to EHS are very specifically aligned to the success of the business on a contingency fee basis.

Sean McMahon - Kennedy Capital - Analyst

I guess you alluded to one of the other callers about there might be some charges that you might close some more offices and some severance pay with employees. I guess when should we see that bonus payment to EHS? Would that be in this quarter in September, or how is that allocated? Do you pay them all up front, or is that paid over the next 12 months?

Michael Shea - Hooper Holmes - CFO

It’s actually, they are disconnected. The charge will have to be made in the third and fourth quarter as we wrap up and identify the specific savings from the strategic review as it is based on those savings. The actual cash outflow matches when we actually see the cash benefit of many of our recommendations which they’ve assisted us in putting together. So P&L hit will be in the third and fourth quarter, cash outflow will start in fourth quarter and then be matched to when we’re seeing the actual savings from those ideas in the end of ‘06 and into 2007.

Sean McMahon - Kennedy Capital - Analyst

Great, thanks guys.

Operator

Andy Speller, AG Edwards.

Andy Speller - AG Edwards - Analyst

I just want to circle back to the seller financing debt that’s going to occur in the third and fourth quarter. Is that going to show up in the SG&A line, those monies; or, is that just cash outflow?

Michael Shea - Hooper Holmes - CFO

No, it’s just the cash outflow.

Andy Speller - AG Edwards - Analyst

So no expense impact there?

Michael Shea - Hooper Holmes - CFO

No.

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Andy Speller - AG Edwards - Analyst

Okay, that’s what I wanted. Thanks.

Operator

Bryan Kiss, Kettle Hill Partners.

Bryan Kiss - Kettle Hill Partners - Analyst

Hi, thank you for taking my question. With regard to the revenue enhancement activities that are starting now, what are the specific plans that you’re implementing right now that should be to revenue enhancement?

James Calver - Hooper Holmes - President, CEO

Well Bryan, with respect to revenue enhancement, we will have the full plan laid out for you on exactly what we’re doing with revenue enhancement. I would like to emphasize that on my very first earnings call at the end of May, I laid out an 18-month turnaround plan which started out being the first eight months focused on expense management. And that’s very clearly where our focus is now — reducing reworks, speeding up processes, increasing level of self-service across the board, leveraging resources across geographies — but a very specific focus in Phase I on expense management for margin improvement. Phase II revenue enhancement focused on — it really starts in the first two quarters of 2007. Clearly, we are planning, we’re getting ready for that now. Where we can, we’re already taking action as Mike had indicated earlier. And then Phase III is grow through investment. So I think rather than answering a very specific question around revenue enhancement, let me just remind our shareholders, that is the turnaround plan. We have not deviated from that, we’re focused very much on expense management for margin improvement now and the revenue enhancement phase, which we will talk about in some detail, will come in the early part of the next year. I think overall, as I said in my formal remarks, we’re right where we should be in terms of the plan that we laid out at the end of May.

Andy Speller - AG Edwards - Analyst

Right. And then can you just give us some general idea of what these enhancements might be like? What are the ideas that you guys are tossing around these days?

James Calver - Hooper Holmes - President, CEO

Right. I think there’s a number of arenas to look at. First of all, are there — the first question to answer is, are there new services that we can offer to our existing clients? The second question is — are there — as I indicated in my formal remarks, there are new markets and new services which are tangential to what we do today. The third area of revenue enhancement is really to ensure that we are appropriately charging for the services that we deliver. I think those are the three areas that we’re looking very hard at in the strategic review, and most certainly finding opportunity in all three arenas.

Andy Speller - AG Edwards - Analyst

Okay, that’s great. As far as EHS and the strategic review from the expense side, did they state a target of what they would hope to save you for (inaudible)? Is there a target or a goal that they are trying to achieve?

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Michael Shea - Hooper Holmes - CFO

There is no target because it’s not their program, it’s our program. They are advisers to us and the worst thing we could do is put any targets out there, because as you know, if you put a target out there, you’re not going to surpass that target. So it’s a very open program and we’re looking at every area, at every expense, at every process and how it can be improved. But this is a process driven from within and there are no preset targets.

James Calver - Hooper Holmes - President, CEO

As Mike said, there is no glass ceiling. If we had put a target in place, we most certainly would hit that target, but we might not have got all of the revenue opportunities on the table, all of the expense opportunities, all of the process inefficiencies out and improved. And so we very specifically by design did not put a target in place for this for the reason of not wanting to hit a glass ceiling.

Andy Speller - AG Edwards - Analyst

Okay, thank you very much.

James Calver - Hooper Holmes - President, CEO

We will be very clear on the next earnings call about where we think the opportunities are, and we will be clearer on the financial outlook. But for the purposes of this internal project, that was the way we ran it, and that was by design.

Andy Speller - AG Edwards - Analyst

That’s great, thank you very much.

Operator

Brad Evans, Heartland.

Brad Evans - Heartland Advisors - Analyst

Just a couple follow-ups, gentlemen. James, do you know what percent of your Portamedic volumes come through brokers? And is that a growing channel that has been neglected by the Company over the last few years?

James Calver - Hooper Holmes - President, CEO

I think it’s fair to say that most of our revenue from Portamedic comes through our brokers. We have a two-part sales and operating model, Brad. The way our industry is structured is, we will receive approval from a national insurance carrier. That gives us the ability to do paramedical examination work for the carrier. However (MULTIPLE SPEAKERS).

Brad Evans - Heartland Advisors - Analyst

I’m sorry, James, let me clarify. I asked the question the wrong way. You reference in the Q the new relationship with a large brokerage firm, and I’m curious whether there is a shift going on between volumes being derived from independent brokerage firms, as opposed to Company-dedicated brokers.

James Calver - Hooper Holmes - President, CEO

I wouldn’t necessarily read anything directly into that, Brad. I think, as I said as a general comment with respect to Portamedic, we’re adjusting our sales to focus on strategic business, and that is really part of an overall alignment of our resources to the most strategic opportunities for our business. So I think I can see what you might be concluding. I would not conclude that.

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Brad Evans - Heartland Advisors - Analyst

Okay. My last question just is, I realize the results of the strategic review are not completed at this point, but you’re getting closer to it. Knowing what you know today, are you feeling better or worse that you joined Hooper Holmes at this point?

James Calver - Hooper Holmes - President, CEO

I’m delighted to be here. We started — we really started this strategic review process in March as a management team. We kicked it off to the Company seven short weeks later. And as I said, I am optimistic about the business. The strategic review is everything that I hoped it would be in that it was short, it was very focused on earnings impact, it was very focused on customer impact. And I am optimistic about the future. We have some good core assets that — we have some good core assets, we have some businesses that are poised for growth with the proper sales — with the proper strength in sales force applied to those businesses. So I’m delighted to be here.

Brad Evans - Heartland Advisors - Analyst

Alright, thank you.

Operator

[Julian Allen], [150 LLC].

Julian Allen - 150 LLC - Analyst

Hi, good morning. I have two quick follow-up questions. The first, going back to the question about the three new Portamedic customers starting in the third quarter. Do you anticipate the volume from those three new customers will be sufficient to at least cause Portamedic volumes to flatten or even increase?

Michael Shea - Hooper Holmes - CFO

I don’t want to get too specific on that. They will obviously have a positive contribution during the third quarter. Whether it’s going to be enough to stem the sequential declines that we’ve seen in that business is unknown at this point. I’m not sure as far as the size we’ll be able to counter the past trends we’ve been seeing in that business.

Julian Allen - 150 LLC - Analyst

Thank you, second question. Your comment about the Company being able to survive within its current cash balance and the $3 million revolver drawing, to what extent is that you predicated on receiving the $5 million cash tax refund? Or said another way, if that $5 million refund is delayed by three or six months, would you then have a cash issue?

Michael Shea - Hooper Holmes - CFO

I don’t believe we would have a cash issue because the main point being I would have a long-term facility in place within the next 60 days. You know the different vehicles that are available out there, [but] it’s not a cash flow deal. Certainly we have $43 million of receivables on our balance sheet. We own the building here at headquarters, so there is borrowing available out there if I should need it.

Julian Allen - 150 LLC - Analyst

Great, thank you.

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FINAL TRANSCRIPT

Aug. 10. 2006 / 11:00AM ET, HH - Q2 2006 Hooper Holmes Earnings Conference Call

Operator

At this time, I’d like to turn the conference back over to Mr. James Calver.

James Calver - Hooper Holmes - President, CEO

Thank you, Elena. If there’s no further questions at this time, I’d like to thank you for joining us today, your continued support during this period of transition. I look forward to speaking to many more of you over the coming weeks and months and to giving on our next call a full analysis of our strategic review. And I thank you again for your attention.

Operator

This concludes today’s conference. Thank you for joining. All parties may disconnect at this time.

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